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                     August 23, 2021

       Stacie Schuler
       Chief Financial Officer
       Heron Lake BioEnergy, LLC
       91246 390th Avenue
       Heron Lake, Minnesota 56137

                                                        Re: Heron Lake
BioEnergy, LLC
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed August 13,
2021
                                                            File No. 000-51825

       Dear Ms. Schuler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Bill Hanigan, Esq.